FOR IMMEDIATE RELEASE

CONTACTS:      James G. Rakes, President & CEO     (540) 951-6236
               Marilyn B. Buhyoff, Counsel         (540) 951-6331


                      THE NATIONAL BANK COMPLETES PURCHASE
                           OF COMMUNITY NATIONAL BANK


BLACKSBURG, VA JUNE 25, 2004: The National Bank of Blacksburg (NBB or The National Bank) of Blacksburg, Virginia today announced that it has completed the purchase of Community National Bank (CNB) of Pulaski, Virginia. NBB purchased substantially all of the approximately $70 million in assets and assumed all of the liabilities of the Pulaski bank. No details of the transaction were made public.

Community National Bank, which was a subsidiary of The South Financial Group, Inc. of Greenville, South Carolina, will be dissolved. The single office of CNB will become a branch office of The National Bank.

James G. Rakes, President and Chief Executive Officer of NBB said, "We want to welcome the customers and employees of Community National Bank to The National Bank. We are particularly pleased to be keeping this bank a community bank. It is our third office in Pulaski County and it will solidify our presence in that market. In addition, we are in a position to offer an expanded array of services to CNB's customers."

The National Bank of Blacksburg is a wholly-owned subsidiary of National Bankshares, Inc. (Nasdaq SmallCap Market: NKSH). National Bankshares is also the parent company of Bank of Tazewell County of Tazewell, Virginia, and of National Bankshares Financial Services, Inc. which does business as National Bankshares Investment Services and National Bankshares Insurance Services. For more information, visit the bank's web site at www.nbbank.com.